EXHIBIT 10.e

ADC TELECOMMUNICATIONS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

Optionee:	Option Number:

Optionee ID:	Plan: GSIP/1991

This Nonqualified Stock Option Agreement (the “Agreement”) is entered into effective by and between ADC Telecommunications, Inc., a Minnesota corporation, (the “Company”), and the above-identified Optionee pursuant to the Company’s Global Stock Incentive Plan (the “Plan”).

Effective the date written above, the Optionee has been granted an option (the “Option”) to purchase all or any part of an aggregate of shares of common stock, par value US$.20 per share, of the Company (the “Common Stock”) at the price of US$    per share subject to the terms and conditions set forth herein the Plan and Exhibits A and B to this Agreement. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The total aggregate purchase price for all of the shares purchasable under this Option is US$.

Subject to the terms and conditions of this Agreement, Exhibits A and B to this Agreement and the Plan, this Option shall in all events terminate ten (10) years after the date of grant (the “Expiration Date”). The shares subject to this Option shall vest and may be exercised in whole or in part by the Optionee according to the following vesting schedule:

Number of Option
Vesting Date	Shares Vesting	Expiration Date

Subject to the provisions of the Plan and Exhibits A and B, the Optionee must be actively employed by the Company or any of its Affiliates on each Vesting Date for vesting to occur. Termination of employment after a Vesting Date may accelerate the Expiration Date (see terms of the Plan and Exhibits A and B).

Optionee and the Company agree that these Options are granted under and governed by the terms and conditions of this Agreement, Exhibits A and B to this Agreement, and the Plan. Each of these documents and a Prospectus related to shares covered by the Plan has been provided to Optionee. Optionee specifically acknowledges that Exhibit A to this Agreement contains an agreement by Optionee not to solicit employees of the Company or its Affiliates on behalf of any other employer, a data privacy consent by Optionee and certain other acknowledgements by Optionee. In addition, Optionee acknowledges that Exhibit B includes country-specific terms which apply to the Option.

Optionee acknowledges that this Option is subject to the ongoing discretionary authority of the Company to determine: (i) the permissible manner of exercise of the Option (including but not limited to the authority of the Company to require a mandatory cashless exercise); (ii) the permissible timing of exercise of the Option; and (iii) any other restrictions that the Company deems necessary and advisable, including but not limited to restrictions pertaining to applicable law. Optionee further acknowledges that in the event the Optionee chooses to effect a simultaneous exercise and sale of all or a portion of the shares that are subject to this Option, neither the Company nor its third party stock option administrator will guarantee any particular market price for the sale of the shares, nor shall the Company or its third party administrator be responsible for any failure to obtain any particular market price due to delays in the exercise of this Option or any other reason.

ADC TELECOMMUNICATIONS, INC.

Jeffrey D. Pflaum, Vice President, Corporate Secretary Date
& General Counsel

OPTIONEE

Date

Government/Taxpayer ID#______________________
Home Address	—

THE OPTIONEE MUST PROMPTLY SIGN AND RETURN THIS AGREEMENT TO THE COMPANY AT THE ADDRESS LISTED BELOW. IF THIS AGREEMENT IS NOT SIGNED AND RETURNED WITHIN SIXTY (60) DAYS FROM THE DATE OF MAILING THIS AGREEMENT, THIS OPTION SHALL BE VOID AND HAVE NO FORCE OR EFFECT.

Postal Mail:
ADC
Attn: HR Stock Compensation, MS 56
P.O. Box 1101
Minneapolis, MN 55440-1101 USA

Express Mail:
ADC
Attn: HR Stock Compensation, MS 56
13625 Technology Drive
Eden Prairie, MN 55344 USA

For questions regarding this Option, please contact ADC’s HR Stock Compensation Group as follows:

Email: stockprograms@adc.com

Facsimile:	952-238-1525

Telephone:	952-917-0576

800-366-3889 ext. 70576

EXHIBIT A
TO THE
ADC TELECOMMUNICATIONS, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

This Exhibit A is part of and incorporated by reference into the Nonqualified Stock Option Agreement (the “Agreement”) issued by ADC Telecommunications, Inc. (the “Company”) pursuant to the Company’s Global Stock Incentive Plan (the “Plan”).

Unless otherwise defined herein, capitalized terms shall have the meaning given such term in the Agreement.

1. Grant of Option

Refer to the Agreement for a description of the Option grants, including the total number of shares of Common Stock covered by this Option, the exercise price per share, and the schedule for vesting. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code.

2. Duration and Exercisability

(a)	This Option shall vest and become exercisable in accordance with the schedule set forth on the Agreement. This Option shall in all events terminate ten (10) years after the date of grant, if not earlier in the event of termination of employment.

(b)	Notwithstanding the provisions contained in Section 2(a) above, but subject to the other terms and conditions set forth herein, this Option shall become fully vested and exercisable on the date of a “Change in Control” (as hereinafter defined). For purposes of the Agreement and this Exhibit A to the Agreement, the following terms shall have the definitions set forth below:

(i) “Change in Control” shall mean:

(A)	a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(B)	the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company); however, that for purposes of this clause the term “person” shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;

(C)	the Continuing Directors cease to constitute a majority of the Company’s Board of Directors;

(D)	consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than 50% of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Company approving such Business Combination;

(E)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(F)	the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

(G)	The definition of “Change in Control” is subject to changes as may be determined by the Compensation Committee of the Company’s Board of Directors as necessary to comply with the requirements of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act.

(ii)	“Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) was a member of the Board of Directors on the date of this Agreement as first written above or (y) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph (ii), “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)	This Option shall not be assignable or transferable except to a designated beneficiary (under procedures established by the Company) or by the laws of descent and distribution in the case of the death of Optionee, and except that for U.S. resident employees, upon written notice to the Company, U.S. resident employees may transfer this Option during his or her lifetime to any “family member” (as such term is used on Form S-8 under the Securities Act of 1933) of Optionee provided that (i) there is no consideration for such transfer or such transfer is effected pursuant to a domestic relations order in settlement of marital property rights, and (ii) this Option held by such transferees shall continue to be subject to the same terms and conditions (including restrictions on subsequent transfers) as were applicable to this Option immediately prior to such transfer. This Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate of the Company.

(d)	This Option may be exercised, during the lifetime of Optionee, only by Optionee, a permitted transferee pursuant to a transfer permitted by Section 2(c) above, or, if permissible under applicable law, by Optionee’s or such transferee’s guardian or legal representative.

3. Effect of Termination of Employment

(a)	For all purposes of the Agreement and this Exhibit A, the term “Employment Termination Date” shall mean the earlier of:

(i)	the date, as determined by the Company, that Optionee is no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntarily termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); or

(ii)	the date, as determined by the Company, that Optionee’s employer is no longer an Affiliate of the Company.

(b)	In the event the Optionee ceases to be an employee of the Company or any of its Affiliates for any reason other than death, Optionee shall have the right to exercise the Option at any time within one year after the Employment Termination Date to the extent of the number of vested shares Optionee was entitled to purchase under the Option on the Employment Termination Date, subject to the condition that no Option shall be exercisable after the Expiration Date.

(c)	In the event the Optionee dies while an employee of the Company or any of its Affiliates or within three months after the Employment Termination Date, this Option may be exercised at any time within two years after his or her death by the executors or administrators of Optionee, or by any person or persons to whom the Option is transferred by the prior designation of a beneficiary or the applicable laws of descent and distribution, to the extent of the number of vested shares Optionee was entitled to purchase under the Option on the date of death, subject to the condition that no Option shall be exercisable after the Expiration Date.

(d)	No further vesting of this Option shall occur after the Employment Termination Date, and this Option shall be exercisable in accordance with this Section 3 following the Employment Termination Date only to the extent that it is exercisable on the Employment Termination Date, pursuant to the vesting schedule set forth in the Agreement and Section 2 hereof.

4. Manner of Exercise

The Option can be exercised only by Optionee or other proper party within the option period by notice to the Company or the Company’s third-party stock option administrator (UBS PaineWebber Inc. as of the date of this grant) in a form specified by the Company or such third-party stock option administrator, or in such other manner as the Company may specify from time-to-time. The Company shall have the right to specify all conditions of the manner of exercise, and such conditions may vary by country and may be subject to change from time to time.

5. Adjustments

If Optionee exercises all or any portion of the Option subsequent to any change in the number or character of the Common Stock (through stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the Option), Optionee shall then receive for the aggregate price paid by him or her on such exercise of the Option, the number and type of securities or other consideration which he would have received if such Option had been exercised prior to the event changing the number or character of outstanding shares.

6. Responsibility for Taxes

Regardless of any action taken by the Company or Optionee’s employer (the “Employer”) with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

Prior to exercise of the Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of shares that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

7. Non-solicitation Agreement and Confidential Information

(a)	In consideration of the grant of the Option, the Optionee shall not, directly or indirectly, during the period the Optionee is employed by the Company or its Affiliates and for a period of one year after the Employment Termination Date: (i) induce or attempt to induce any other employee to leave the employ of the Company or any of its Affiliates, or in any way interfere adversely with the relationship between any such employee and the Company or any of its Affiliates; (ii) induce or attempt to induce any other employee of the Company or any of its Affiliates to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company or its Affiliates to any person or entity other than the Company or its Affiliates; or (iii) employ, or otherwise pay for services rendered by, any other employee of the Company or any of its Affiliates in any other business enterprise.

(b)	In further consideration of the grant of the Option, the Optionee specifically acknowledges and agrees that Optionee is bound to protect the Company’s confidential information which includes but is not limited to proprietary information, confidential data and any other representation of Company knowledge, whether verbal, printed, written or electronically recorded or transmitted. This includes confidential information concerning any technologies, concepts, engineering, sales and financial details, customer names and information, pricing, business strategies and other related or similar confidential data. Optionee acknowledges that the obligation to protect the Company’s confidential information continues after Optionee leaves the Company, regardless of the reason. Optionee agrees to refrain from giving future employers any confidential information belonging to the Company. This obligation to preserve confidential information exists independently of and in addition to any obligation to which the Optionee is subject under the terms of the Company’s Invention, Copyright and Trade Secret Agreement, or other similar document.

(c)	The Optionee acknowledges that breach of this Section 7 would be highly injurious to the Company, and the Company reserves its rights to pursue all available remedies, including but not limited to equitable and injunctive relief and damages. The Optionee specifically agrees that the Company shall be entitled to obtain temporary and permanent injunctive relief from a court of law to enforce the provisions of this Section 7, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or to seek and obtain any other relief available to it. The Optionee further acknowledges that this Section 7 shall be enforceable by the Company even if no portion of the Option becomes vested and exercisable.

8. Data Privacy Consent

Optionee hereby explicitly consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company and its Affiliates hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionee’s country. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting ADC’s HR Stock Compensation Group. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any shares of stock acquired upon exercise of the Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan and that Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing ADC’s HR Stock Compensation Group. Optionee understands, however, that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee may contact ADC’s HR Stock Compensation Group.

9. Nature of Grant

In accepting the grant, Optionee acknowledges that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement. The Option is subject in all respects to the terms and conditions of the Plan and this Agreement.

(b)	The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

(c)	All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

(d)	Optionee’s participation in the Plan shall not create a right to further employment with the Company or any of its Affiliates and shall not interfere with the ability of the Company or its Affiliates to terminate Optionee’s employment relationship at any time with or without cause.

(e) Optionee is voluntarily participating in the Plan.

(f)	The Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee’s employment contract, if any.

(g)	The Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(h)	In the event that Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with any Affiliate of the Company.

(i)	The future value of the underlying shares is unknown and cannot be predicted with certainty.

(j)	If the underlying shares do not increase in value, the Option will have no value.

(k)	If Optionee exercises the Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price.

(l)	No claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or shares purchased through exercise of the Option which results from the termination of Optionee’s employment by the Company or the Employer (for any reason and regardless of whether in breach of contract), and Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Optionee shall be deemed irrevocably to have waived his/her entitlement to pursue such claim.

(m)	Optionee consents to the delivery by electronic means of any documents related to the Option, the Plan or future options that may be granted under the Plan.

10. Miscellaneous

(a)	Optionee shall have none of the rights of a shareholder with respect to shares subject to this Option until such shares shall have been issued upon exercise of this Option.

(b)	This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota. The Company and the Optionee submit to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement, and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Company and the Optionee also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Company and the Optionee waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. The Company and the Optionee agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(c)	To the extent any provision of this Agreement shall be determined by any court to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, the Optionee expressly agrees that should the duration of, geographical extent of, or business activities covered by Section 7 of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. The Optionee expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d)	If Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

EXHIBIT B

TO THE

ADC TELECOMMUNICATIONS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

This Exhibit B to the Nonqualified Stock Option Agreement (the “Agreement”) includes additional terms and conditions of the grant of Options that will apply to any residents of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, the Agreement and Exhibit A to the Agreement.

Argentina
The benefits received under the Plan, if any, do not accrue on a monthly basis and will not be granted on a regular or monthly basis. In addition, the Option is granted by Company on behalf of the local employer.

The Option granted pursuant to the Plan, and the Shares which may be purchased upon exercise of the Option, are offered in a private transaction and are not subject to the supervision of any Argentine governmental authority. This is not an offer to the public.

Please note that exchange controls in Argentina are currently in a state of flux. Therefore, Optionee should consult with his/her legal advisor regarding any approval or reporting obligations that Optionee may have with respect to the exercise of Options, the ownership of foreign Shares and/or the receipt of cash payments from abroad.

Australia
Optionee’s Option is granted pursuant to the Australian Addendum which is an addendum to the Plan, and therefore, Optionee’s Option is subject to the terms and conditions as stated in the Australian Addendum, the Plan, the Agreement and Exhibits A and B to the Agreement.

Austria
If Optionee holds Shares obtained through the Plan outside Austria (even if Optionee holds them outside of Austria with an Austrian bank), Optionee must submit a report to the Austrian National Bank using the form “Standmeldung.” An exemption applies if the value of the securities on December 31 does not exceed €75,000. The reporting date is December 31; the deadline for filing the report is March 31 of the following year. The forms can be obtained at the Austrian National Bank. If the Options are exercised under the cashless exercise method or when Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. A separate reporting requirement applies to Optionee’s non-Austrian cash accounts. A non-Austrian cash account must be reported to the Austrian National Bank at the postal address listed above on or before the tenth day of the month following the month in which the account is opened. In addition, if the transaction volume of all accounts abroad exceeds €2.5 million, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the tenth day of the following month by filing the form “Auslandskontenmeldung.” If the transaction value of all cash accounts abroad is below €2.5 million, no ongoing reporting requirements apply.

Optionee should be aware that he/she may be entitled to revoke his/her Option acceptance on the basis of the Austrian Consumer Protection Act under the following conditions:

(i)	If Optionee agrees to receive Options, he/she may be entitled to revoke his/her acceptance of the Option. The revocation must be made within one week of the day Optionee signed the Agreement; or

(ii)	Optionee may be entitled revoke his/her acceptance of the Agreement if circumstances relevant to Optionee’s decision to enter into the Agreement, as presented by the Company, either do not materialize or materialize to a significantly reduced extent, through no fault of Optionee’s. This revocation must be made within one week of the time it is foreseeable that the circumstances mentioned above do not materialize or materialize at a significantly reduced extent, provided Optionee received written information on this right of revocation.

Please note the revocation must be in written form to be valid. It is sufficient if Optionee returns the Agreement to the Company or the Company’s representative with language which can be understood as his/her refusal to conclude or honor the terms contained in the Agreement. It is sufficient if the revocation is sent within the period discussed above.

Belgium
Optionee must accept the Option within 60 days after this Agreement is distributed to him/her. Failure to do so will result in forfeiture of the Option. In order to properly accept, Optionee must sign the Acceptance Form and return it to ADC’s HR Stock Option Group (at the address specified in the Agreement) within 60 days of the offer date specified in Optionee’s offer letter. If Optionee’s Option is forfeited, he/she will not be entitled to any payment or compensation in lieu of the Option.

Optionee is required to report any security or bank account maintained outside of Belgium on his/her annual tax return.

Brazil
Due to exchange control restrictions in Brazil, Optionee must exercise the Option using the cashless-sell all method of exercise. Pursuant to a cashless-sell all exercise, Optionee will authorize the stockbroker to sell all the Shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker’s fees and any applicable taxes to Optionee in cash.

By accepting this Option, Optionee acknowledges that he/she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the Option, sale of Shares obtained pursuant to exercise of the Option.

Canada (Quebec only)
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Canada (all provinces)
Optionee is permitted to sell Shares acquired upon exercise of the Option through the designated broker appointed by the Company provided the resale of Shares takes place outside of Canada through the facilitates of the stock exchange which the Shares are listed. Currently, the Company’s Shares are listed on NASDAQ.

China
Due to legal restrictions in China, Optionee must exercise the Option using the cashless-sell all method of exercise. Pursuant to a cashless-sell all exercise, Optionee will authorize the stockbroker to sell all the Shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker’s fees and any applicable taxes to Optionee in cash.

Denmark
If Optionee make or receives payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If Optionee instructs a local bank to transfer an amount in excess of DKK250,000 to a foreign recipient, the local bank will request that Optionee inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on Optionee’s behalf. If Optionee transfers in excess of DKK250,000 to a local bank (e.g., as a result of the sale of Shares), the local bank similarly will request certain information regarding the transaction from Optionee; it will then submit the relevant information to the Danish National Bank on Optionee’s behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

If Optionee establishes a “safety-deposit account” (i.e., an account holding Shares) or a “deposit account” (i.e., an account holding cash) abroad, Optionee will not be required to report the account to the Danish National Bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Optionee may hold Shares acquired through the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, Optionee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, Optionee must file a Form V (Erklaering V) with the Danish Tax Administration. Both Optionee and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the account. By signing the Form V, Optionee authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

In addition, if Optionee opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, Optionee must also file a Form K (Erklaering K) with the Danish Tax Administration. Both Optionee and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, Optionee authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.

If Optionee uses the cashless-sale all method of exercise, Optionee is not required to file a Form V because Optionee will not hold any Shares. However if Optionee opens a deposit account with a foreign broker or bank to hold the cash proceeds, Optionee is required to file a Form K as described above.

By accepting this Option, Optionee acknowledges that he/she understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Finland
This offer is private and not subject to regulations under the Finnish Securities Market Act.

France
Optionee may hold Shares purchased under the Option outside of France provided he/she declares all foreign accounts, whether open, current, or closed, in his/her income tax return. Optionee must also declare to the customs and excise authorities any cash or securities he/she imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Germany
Cross-border payments in excess of €12,500 must be reported monthly. If Optionee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Company Shares, the bank will make the report. In addition, Optionee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Optionee must also report his/her holding annually in the unlikely event that Optionee holds Shares representing 10% or more of the total or voting capital of the Company.

Hong Kong
The Company specifically intends that the Plan will not be an occupational retirement scheme for the purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, Optionee’s Option grant shall be void.

In the event that Optionee dies prior to six months after the grant date, Optionee’s legal representative or designated beneficiary will be entitled to exercise this Option, as provided in paragraph 3 of this Agreement, provided that such representative or beneficiary executes an undertaking satisfactory to Company not to sell the Shares acquired through exercise of this Option prior to six months after the grant date.
In the event of termination of employment, other than termination due to death, Optionee will not be entitled to exercise this Option until at least six months after the grant date.

Hungary
This offering is not regulated by Act CXI of 1996 on the Offering of Securities, Investment Services and the Stock Exchange.

India
Due to exchange control regulations in India, Optionee will not be permitted to engage in a cashless-sell to cover exercise. However, Optionee may engage in a cashless-sell all exercise or a cash exercise, provided that Optionee does not remit more than US$25,000 in any calendar year for any purpose, including sending cash out of India pursuant to a cash exercise, or pursuant to participation in another plan, or for any other reason unrelated to the purchase of foreign shares. All proceeds from the exercise of the Option must be repatriated to India within a reasonable time of receiving payment. Optionee will receive a foreign inward remittance certificate (“FIRC”) from the bank where he/she deposits the foreign currency. Optionee should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or his/her employer requests proof of repatriation.
Compliance with the exchange controls in India is Optionees’ sole responsibility and the Company nor the Optionee’s employer accepts any responsibly for Optionee’s compliance.

Optionee acknowledges and agrees that: (i) his/her decision to exercise the Option is voluntary; and (ii) an Option granted under the Plan does not constitute a customary right or privilege.

Ireland
This Option is granted pursuant to the Plan and the Shares which may be purchased on exercise of the Option are offered in a private transaction. This is not an offer to the public.

Optionee must exercise his/her Option by using a handwritten letter, an electronic notification, or a voice response system. Optionee may not use a standard Option exercise form provided by the Company or its agent, if any.

If Optionee is a director, shadow director or secretary of an Irish subsidiary of Company, Optionee is subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when Optionee receives an interest (e.g., Options, Shares) in Company and the number and class of Shares or rights to which the interest relates. In addition, Optionee must notify the Irish subsidiary when Optionee sells Shares acquired through the exercise of Options. Optionee must notify the Irish subsidiary of the acquisition or disposal of an interest in Shares within five days following the day of acquisition or disposal of the interest in Shares. These notification requirements also apply to any rights or Shares acquired by Optionee’s spouse or children under the age of 18. Please contact Company to obtain a copy of the notification form.

Israel
Optionee must exercise the Option using the cashless-sell all method of exercise. Pursuant to a cashless-sell all exercise, Optionee will authorize the stockbroker to sell all the Shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker’s fees and any applicable taxes to Optionee in cash.

Italy
By accepting this Option, Optionee acknowledges that he/she has received a copy of the Plan, reviewed the Plan and this Agreement in their entirety and fully understands and accepts all provisions of the Plan and this Agreement. In addition, Optionee acknowledges that the Option is not meant to incentivize, compensate or reward Optionee for his/her efforts for his/her employer.

Exchange control reporting is required if Optionee transfers cash or Shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, the Optionee will have exchange control reporting obligations if Optionee has any foreign investment (including stock) held outside Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on Optionee’s individual tax return.

Japan
If Optionee acquires Shares valued at more than ¥100,000,000 in a single transaction, Optionee must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares. The reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Malaysia
Optionee must comply with the following exchange control reporting obligations if Optionee is a Malaysian resident for exchange control purposes: (i) if Optionee remits more than RM50,000 (or its equivalent in foreign currency) to exercise his/her Option, Optionee will be required to file a Form P with the Foreign Exchange Department of Bank Negara; (ii) Optionee must repatriate all proceeds from the sale of Shares and all dividend payments (if any) to Malaysian as soon as the proceeds/dividends are received; (iii) Optionee must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency); and (iv) if Company and/or Optionee’s employer do not obtain a blanket exchange control approval, then Optionee must notify Bank Negara of the remittance of funds to exercise his/her Option at least seven working days before the remittance (Optionee can estimate the amount that he/she intends to remit). These requirements apply to both cash and cashless exercises.
If Optionee is a director of a Malaysian affiliate of ADC, he/she is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when Optionee receives an interest (e.g., Options, Shares, etc.) in Company or any related companies. In addition, Optionee must notify the Malaysian affiliate when he/she sells Shares of Company or any related company (including when Optionee sells Shares acquired through exercise of his/her Option). Additionally, Optionee must also notify the Malaysian affiliate of Company if there are any subsequent changes in Optionee’s interest in Company or any related companies. These notifications must be made within 14 days of acquiring or disposing of any interest in Company or any related company.

Mexico
The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to Optionee.

This invitation and, in Optionee’s case, the acquisition of Shares does not, in any way, establish a labor relationship between Optionee and the Company, and it does not establish any rights between Optionee and his/her employer.

La invitación que the Company hace en relación con el Plan es unilateral y discrecional, por lo tanto, the Company se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted.

Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y the Company y tampoco establece derecho alguno entre usted y su empleador.

The Netherlands
By accepting this Option, Optionee acknowledges that: (i) the grant is intended as an incentive for the Optionee to remain employed with his/her current employer and is not intended as remuneration for labor performed; (ii) the grant is not intended to replace any pension rights or compensation; and (iii) in the case of a merger, take-over or transfer of liability, the benefits granted under the Plan will not transfer automatically to another company.

If Optionee would like to defer taxation until the time of exercise, he/she must sign a deferral election form and accompanying documents for the purposes of deferring tax until exercise.

Poland
It is no longer necessary to obtain a foreign exchange permit to participate in the Plan. However, if Optionee transfers €10,000 or more in connection with the exercise of an Option, Optionee must transfer the funds via a bank account. Please note that if Optionee uses a cashless method of exercise, this requirement will not apply because no funds will be transferred out of Poland. If Optionee acquires Shares through participation in the Plan, Optionee must file an annual report with the National Bank of Poland declaring ownership of foreign shares.

Singapore
If Optionee is a director, associate director or shadow director of a Singapore affiliate of Company, Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean affiliate in writing when Optionee receives an interest (e.g., Options, Shares) in Company or any related companies. Please contact Company to obtain a copy of the notification form. In addition, Optionee must notify the Singapore affiliate when Optionee sells Shares of Company or any related company (including when Optionee sell Shares acquired through exercise of his/her Option). These notifications must be made within two days of acquiring or disposing of any interest in Company or any related company. In addition, a notification must be made of Optionee’s interests in Company or any related company within two days of becoming a director.

South Africa
To participate in the Plan, Optionee must comply with exchange control regulations in South Africa. The Exchange Control Department of the South African Reserve Bank (the “Exchange Control”) requires that approval be sought for the participation by South African residents in foreign share incentive schemes. Although this approval is Optionee’s obligation (not Company’s or Optionee’s Employer obligation), the Company may obtain this approval on Optionee’s behalf.

Optionee must exercise the Option using the cashless-sell all method of exercise. Pursuant to a cashless-sell all exercise, Optionee will authorize the stockbroker to sell all the Shares that he/she is entitled to at exercise and remit the sale proceeds less the exercise price, broker’s fees and any applicable taxes to Optionee in cash.
Because the exchange control regulations change frequently and without notice, Optionee should consult his/her legal advisor prior to exercise of this Option to ensure compliance with current regulations. It is Optionee’s responsibility to comply with South African exchange control laws, and neither Company nor Optionee’s employer will be liable for any resulting fines or penalties.

South Korea
When Optionee exercises an Option, his/her remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. Optionee must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant, if any; (ii) the Plan; (iii) the Agreement indicating the type of Shares to be acquired and the amount of Shares; and (iv) a certificate of employment from Optionee’s local employer.
Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of Shares to repatriate the proceeds back to Korea within six months of the sale.

Spain
By accepting this Option, Optionee acknowledges that: (i) he/she understands and agrees to the terms of the Plan; (ii) he/she consents to participation in the Plan; (iii) and he/she has received a copy of the Plan.

Optionee understands that Company has unilaterally, gratuitously, and discretionally decided to distribute Options under the Plan to individuals who may be employees of the Company or its affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Company or any of its affiliates presently or in the future. Consequently, Optionee understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with Company or any of its affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, Optionee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Options and underlying Shares is unknown and unpredictable. In addition, Optionee understands that this grant would not be made to Optionee but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Options shall be null and void and the Plan shall not have any effect whatsoever.

It is Optionee’s responsibility to comply with exchange control regulations in Spain. The purchase of Company Shares must be declared for the purchaser for statistical purposes to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy (the “DGCI”). If Optionee purchases Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for Optionee. Otherwise, Optionee must make the declaration himself/herself by filing the appropriate form with the DGCI.

When receiving foreign currency payments derived from the ownership of Company Shares (i.e., as a result of the sale of the Shares), Optionee must inform the financial institution receiving the payment, the basis upon which such payment is made. Optionee will need to provide the institution with the following information: (i) Optionee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

If Optionee wishes to import the ownership title of the Company Shares (i.e., share certificates) into Spain, Optionee must declare the importation of such securities to the DGCI.

This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Sweden
No special provisions.

Switzerland
The grant is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

United Arab Emirates
The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company’s affiliate in the United Arab Emirates.

United Kingdom
Optionee agrees that if Company does not withhold the amount of income tax and National Insurance Contributions that Optionee is responsible for as a result of the exercise, release, assignment or cancellation of the Option (the “Taxable Event”) from Optionee within 90 days after the Taxable Event, that the amount that should have been withheld from Optionee shall constitute a loan owed by Optionee to Optionee’s employer (“Employer”), effective 90 days after the Taxable Event. Optionee agrees that the loan will bear interest at the UK official rate of interest and it will be immediately due and repayable and Company and/or Employer may recover it at any time thereafter by withholding the funds from Optionee’s salary, bonus or any other funds due by Employer to Optionee, by withholding in Shares acquired upon exercise of the Option or by demanding cash or a check from Optionee.

Venezuela
Optionee acknowledges and agrees that any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Optionee’s employment.

Optionee also acknowledges that: (i) this offer is personal, private, exclusive and non-transferable; (ii) Optionee has been selected to receive a grant only because he/she meets the eligibility requirements contained in the Plan; and (iii) this offer is not being communicated using any means of publicity.

Recently, the Government of Venezuela established an exchange control regime. Optionee should consult with his/her legal advisor to determine how these new requirements impact his/her participation in the Plan.